UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 4, 2007
Advanta Corp.

(Exact name of registrant as specified in its charter)

Delaware	0-14120	23-1462070

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Welsh & McKean Roads, P.O. Box 844, Spring House, Pennsylvania	19477

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (215) 657-4000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.
     The information required by this item is disclosed under Item 4.02 below and is incorporated herein by reference.

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
     On October 3, 2007, Visa Inc. (“Visa”) announced that it had completed restructuring transactions in preparation for its initial public offering (“IPO”) expected to occur in the first quarter of 2008. As part of this restructuring, Advanta Corp. received its proportionate number of Class USA shares of Visa Inc. common stock. If the IPO is consummated, Visa is expected to set aside a portion of the proceeds from the IPO in an escrow account to fund certain litigation judgments or settlements that have occurred or may occur (the “Litigation Escrow”).
     On November 7, 2007, Visa reached a settlement with American Express related to an antitrust lawsuit (the “Am Ex Litigation”). Visa’s settlement of the Am Ex Litigation was subject to the requisite approval of certain specified members of Visa USA, Inc. (“Visa USA”). On November 9, 2007, the settlement became effective upon Visa’s receipt of the requisite approval of the specified Visa USA members. It is anticipated that the Litigation Escrow will be used to satisfy Visa’s settlement of the Am Ex Litigation.
     Advanta Corp. and its subsidiaries (the “Company”) were not named as defendants in the Am Ex Litigation. However, if Visa’s IPO is not consummated or the Litigation Escrow is not sufficient to satisfy the settlement of the Am Ex Litigation, the members of Visa USA to varying extents may be required to fund certain losses incurred by Visa in connection with the settlement of the Am Ex Litigation.
     After reviewing Visa’s settlement of the Am Ex Litigation with counsel and evaluating the appropriate accounting treatment with the Company’s independent registered public accounting firm, the Company has determined that it will revise its previously reported third quarter results to record a $4.2 million pretax expense associated with its potential obligations to Visa USA related to Visa’s settlement of the Am Ex Litigation. The determination to record this charge was made on December 4, 2007 by the Company’s management in concurrence with the Audit Committee of the Board of Directors. The charge will have no impact on previously reported financial results for the Advanta Business Cards segment.
     The Company anticipates that Visa’s settlement of the Am Ex Litigation will be satisfied with the Litigation Escrow at which time the liability established by the Company for this matter would no longer be required. The Company also anticipates that a portion of its Visa Class USA shares will be redeemed by Visa in connection with the IPO and the Company will record a gain equal to any cash proceeds received for its shares. The Company expects that, in any event, Visa’s settlement of the Am Ex Litigation will not have a material adverse effect on the consolidated financial position of the Company.
     As a result of the foregoing, previously reported net income for the third quarter of 2007 of $22.1 million, or $0.50 per combined diluted share, will be revised to report net income of $19.5 million, or $0.44 per combined diluted share. Previously reported net income for the nine months ended September 30, 2007 of $67.2 million, or $1.51 per combined diluted share, will be revised to report net income of $64.7 million, or $1.45 per combined diluted share. The Company will file an amended Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007.

     This Current Report on Form 8-K contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The most significant among these risks and uncertainties are: (1) the impact of litigation, including judgments and settlements, as well as the impact of indemnification or other obligations for losses associated with litigation due to the Company’s status as a member of Visa USA; and (2) Visa’s completion of its IPO, the funding of the Litigation Escrow, the satisfaction of the settlement of the Am Ex Litigation by the Litigation Escrow and the impact of Visa’s settlement of the Am Ex Litigation on the consolidated financial position of the Company. Additional risks that may affect the Company’s future performance are detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanta Corp.

(Registrant)
Date: December 10, 2007
	By:	/s/ Elizabeth Mai

Elizabeth H. Mai, Chief Administrative Officer, Senior Vice President, Secretary and General Counsel